L  A  W  Y  E  R  S
RYAN SWANSON & CLEVELAND
1201 Third Avenue, Suite 3400
Seattle, Washington 98101-3034

ORDER (A) AUTHORIZING ERNST HOME CENTER, INC. TO CONDUCT GOING OUT OF BUSINESS SALES, (B) AUTHORIZING THE RETENTION OF AOS INVESTMENTS, LLC AS LIQUIDATION AND REAL ESTATE CONSULTANT, (C) APPROVING PROCEDURE TO REJECT LEASES AND (D) GRANTING OTHER RELIEF - 1



Judge: The Honorable Karen A. Overstreet
Chapter: 11
Hearing Location:  Seattle, Room 427
Hearing Date:  November 22, 1996
Hearing Time:  11:00 a.m.
Response Date: November 21, 1996


IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF WASHINGTON
AT SEATTLE


In re:
ERNST HOME CENTER, INC. and EDC, INC.,

Debtors.



Taxpayer Identification Nos. 91-0213470, 911542092

Debtors' Address:
1511 Sixth Avenue
Seattle, WA  98101

BANKRUPTCY NO. 96-10129
BANKRUPTCY NO. 96-10135
(jointly administered)

ORDER (A) AUTHORIZING ERNST HOME CENTER, INC. TO CONDUCT GOING OUT OF BUSINESS SALES, (B) AUTHORIZING THE RETENTION OF AOS INVESTMENTS, LLC AS LIQUIDATION AND REAL ESTATE CONSULTANT, (C) APPROVING PROCEDURE TO REJECT LEASES AND (D) GRANTING OTHER RELIEF

Upon the motion (the "Motion") of Ernst Home Center, Inc. ("Ernst"), one of the above-captioned debtors and debtors in possession (the "Debtors"), for an order pursuant to sections 105(a), 327(a), 363(b) and 365(a) of title 11 of the United States Code (the "Bankruptcy Code"), (a) authorizing Ernst Home Center,


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Inc. to conduct going out of business sales in accordance with that certain Consulting Agreement dated November 18, 1996 (the "Consulting Agreement"), by and between Ernst and AOS (as defined therein), (b) authorizing the retention of AOS as real estate and liquidation consultant, (c) approving procedure to reject the Leases (as defined in the Motion) and (d) granting other relief;
and the Court having reviewed the Motion and having conducted a hearing on the Motion (the "Hearing") at which time Ernst and all parties in interest were given an opportunity to be heard; and it appearing that the United States Trustee, counsel for the committee of unsecured creditors (the "Committee"), Ernst's secured lenders, AOS, the lessors of the GOB Stores (as defined in the Motion), the unofficial landlords committee, the state attorney general (or other appropriate state official) in those jurisdictions where the GOB Sales will be conducted and all parties having requested notices in these Chapter 11 cases having been given notice of the Motion in accordance with an order of this Court dated November 18, 1996; and upon the record of the Hearing; and the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. SECTION 157 and 1334 and this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2); (b) notice of the Motion and the opportunity for a hearing thereon were adequate and appropriate and no other notice need be given; (c) the legal and factual bases set forth in the Motion constitute just cause for the relief requested therein; and (d) all objections to the Motion were withdrawn or overruled; and the court having made other findings of fact and conclusions of law on the record which are incorporate by this refer after due deliberation and sufficient cause appearing therefor, it is

ORDERED, ADJUDGED AND DECREED that the Motion be, and it hereby is, granted as hereinafter set forth; and it is further

ORDERED, ADJUDGED AND DECREED that, pursuant to section 363(b)(1) of the Bankruptcy Code, Ernst be, and it hereby is, authorized and empowered to conduct going out of business sales, bankruptcy sales, bulk sales and similar sales (collectively, the "GOB Sales")all sales are limited to assets owned by Ernst unless the owner consents to Ernst's sale of the owners' property at the retail store locations set forth on Exhibit A hereto (the "GOB Stores") on the terms and conditions set forth in the Motion, the Consulting Agreement and the Guidelines (as defined in the Motion) provided, however, the GOB sales shall end by February 15, 1997 unless this Court extends the time upon motion of Ernst and notice to the State and other appropriate parties; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst be, and hereby is, authorized, in the exercise of its business judgment, to close one or more of the GOB Stores in the event that such closing represents the most prudent disposition of a particular location, and thereafter, to transfer inventory, equipment and other remaining assets to a GOB Sale location for sale or other disposition; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst be, and hereby is, authorized to transfer inventory, equipment and other remaining assets from the Distribution Center (as defined in the Motion) to the GOB Stores for sale or other disposition; and it is further

ORDERED, ADJUDGED AND DECREED that pursuant to section 363(f) of the Bankruptcy Code, all inventory owned by Ernst and to be sold by Ernst at the GOB Sales shall be sold free and clear of any and all liens, claims and encumbrances, if any, with such liens, claims and encumbrances to attach to the proceeds of sale; and it is further

ORDERED, ADJUDGED AND DECREED that pursuant to section 327 of the Bankruptcy Code, Ernst is authorized to retain AOS as its liquidation and real estate consultant, in accordance with the Consulting Agreement, the terms and conditions of which are hereby approved; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst is hereby authorized to pay AOS' fees and expenses pursuant to the terms of the Consulting Agreement without the necessity of filing fee applications with the Court, and AOS is hereby excused from compliance with the Court's administrative order concerning fee applications; and it is further

ORDERED, ADJUDGED AND DECREED that all parties and persons of every nature and description, including but not limited to landlords, utility companies, governmental agencies, sheriffs, marshals or other public officers, creditors and all those acting for or on their behalf, be, and they hereby are, jointly and severally restrained and enjoined from (a) in any way interfering with or otherwise impeding the conduct of the GOB Sales or other liquidation or auction sales at the GOB Stores and the maintenance of the inventory, equipment, furniture and fixtures thereat, (b) instituting any action or proceeding in any court or other administrative body having as its objective the obtaining of an order or judgment which might in any way directly or indirectly obstruct or otherwise interfere with or adversely affect the conduct of GOB Sales or other liquidation or auction sales at the GOB Stores and (c) taking any action that interferes with or impedes Ernst's payment to AOS of all sums due to AOS in accordance with the terms of the Consulting Agreement provided, however, a party in interest (1) may bring any egregious violation of a lease provision or Washington state law before this Court for determination and (2) shall take no action with respect to the alleged egragious vilaiton until a determination is made by this Court.; and it is further

ORDERED, ADJUDGED AND DECREED that the GOB Sales or similar liquidation or auction sales at the GOB Stores in the State of Washington shall be conducted in compliance with the Washington Statute (as defined in the Motion), except that Ernst's compliance with the Waived Provisions (as defined in the Motion) of the

Washington Statute be, and hereby is, waived or modified as set forth in the Motion; and it is further

ORDERED, ADJUDGED AND DECREED that except as provided in the foregoing paragraph, the GOB Sales or similar liquidation or auction sales at the GOB Stores shall be conducted by Ernst without the necessity of compliance with any federal, state or local statute or ordinance or licensing requirement affecting GOB Sales or similar liquidation or auction sales thereat; and it is further

ORDERED, ADJUDGED AND DECREED that the GOB Sales or similar liquidation or auction sales at the GOB Stores shall be conducted by Ernst notwithstanding any restrictive provision of any Lease affecting GOB Sales or similar liquidation or auction sales thereat; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst, AOS and their respective officers, employees and agents be, and they hereby are, authorized to execute such documents and to do such acts as are necessary or desirable to carry out the GOB Sales authorized herein; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst, AOS and their respective officers, employees and agents shall not be required to (a) obtain the approval of any federal, state or local government agency, department or other authority, any landlord or any other third parties to conduct the GOB Sales as authorized herein, or (b) execute or file releases, termination statements, assignments, consents or other instruments to effect, consummate and implement the provisions hereof; and it is further

ORDERED, ADJUDGED AND DECREED that Ernst be, and hereby is, authorized to reject any Lease (as defined in the Motion), pursuant to section 365(a) of the Bankruptcy Code, which rejection shall become effective ten calendar days after written notice of such rejection, in the form annexed to the Motion as Exhibit D, is delivered by hand or overnight courier to the applicable landlord and its consel of record I this case, if any, and Dillon Jackson on behalf of the unofficial committee ; provided, however, that, in the event notice is given to such landlord by overnight courier, such rejection shall become effective eleven calendar days from the date of such notice; and it is further

ORDERED, ADJUDGED AND DECREED that the holder of any claim arising from the rejection by Ernst of any Lease shall file a proof of claim arising from such rejection on the later of: (a) December 31, 1996 or (b) within thirty (30) days from the effective date of such rejection, or be forever barred from asserting any such claim against Ernst or these estates; and it is further

ORDERED, ADJUDGED AND DECREED that this Court shall retain jurisdiction to (a) enforce and implement the terms and provisions of the Consulting Agreement and each of the documents and instruments executed in connection therewith, (b) protect AOS and Ernst from any interference with the GOB Sales, (c) resolve any disputes related to the GOB Sales and (d) interpret, implement and enforce the provisions of the Consulting Agreement and this Order; and it is further

ORDERED, ADJUDGED AND DECREED that the failure specifically to include in this Order any particular provisions of the Consulting Agreement shall not diminish or impair the efficacy of such provisions, it being the intent of the Court that the Consulting Agreement shall be authorized and approved in its entirety; and it is further

ORDERED, ADJUDGED AND DECREED that as allowed by Bankruptcy Rule
8005, notwithstanding Bankruptcy Rule 7062, this Order shall be effective and enforceable immediately upon entry.




DONE IN OPEN COURT this 22nd day of November, 1996.



/s/ Karen A. Overstreet
The Honorable Karen A. Overstreet
UNITED STATES BANKRUPTCY JUDGE

Presented by:

JONES, DAY, REAVIS AND POGUE
599 Lexington Avenue
New York, New York  10022
Marc S. Kirschner
Lawrence P. Gottesman
(212) 326-3939
Attorneys for Debtors

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- and -

RYAN, SWANSON & CLEVELAND

By:  /s/ Timothy W. Dore
Timothy W. Dore
WSBA No. 17131
Attorneys for Debtors
ERNST HOME CENTERS

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WASHINGTON (29)
#201, RENTON (14068 SE PETROVITSKY ROAD)
#203, SEATTLE (4704 25TH AVENUE NE)
#205, SEATTLE (1401 NW LEARY WAY)
#207, BELLEVUE (44 BELLEVUE WAY NE)
#212, SEATTLE (2502 SW TRENTON)
#219, SPOKANE (EAST 2520 29TH AVENUE)
#224, TACOMA (15615 PACIFIC AVENUE)
#225, KIRKLAND (12630A TOTEM LAKE BLVD)
#227, SPOKANE (WEST 2215 WELLESLEY)
#237, ABERDEEN (1109 E. WISHKAH)
#238, WENATCHEE (401 VALLEY MALL PARKWYA)
#240, BELLEVUE (4037 FACTORIA SQUARE MALL SE)
#241, REDMOND (17170 REDMOND WAY)
#246, RENTON (4601 NE SUNSET BOULEVARD)
#250, OLYMPIA (400 COOPER POINT ROAD SW)
#251, RICHLAND (1717 GEORGE WASHINGTON WAY)
#258, KENNEWICK (3017 W KENNEWICK AVENUE)
#266, MILL CREEK (16222 BOTHELL-EVERETT HIGHWAY)
#267, SILVERDALE (2890 NW BUCKLIN HILL ROAD)
#272, GIG HARBOR (4816 POINT FOSDICK DRIVE, NW)
#273, SPOKANE (9960 N NEWPORT HIGHWAY)
#275, WOODINVILLE (14051 NE WOODINVILLE/DUVALL RD)
#279, LYNNWOOD (19310 60TH AVENUE NE BLDG B)
#289, OLYMPIA (3000 PACIFIC AVENUE)
#305, TACOMA, (1015 N. PEARL STREET)
#317, PORT ORCHARD (1700 SE MILE HILL DR BLDG 100)

IDAHO (6)
#202, POCATELLO (800B YELLOSTONE AVENUE)
#235, NAMPA (1611 CALDWELL BOULEVARD)
#253, MOSCOW (2242 W. PULLMAN ROAD)
#261, BOISE (6650 GLENWOOD)
#308, IDAHO FALLS (1545 W. BROADWAY STREET)

MONTANA (2)
#274, MISSOULA (3025 PAXSON STREET)
#306, KALISPELL (1441 MONTANA HIGHWAY 35)

UTAH (8)
#233, LOGAN (1224 N. MAIN)
#263, SALT LAKE CITY (1198 BRICHYARD ROAD)
#283, SPANISH FORK (950 N. MAIN STREET)
#287, MIDVALE (7210 S. UNION PARK AVENUE)
#290, BOUNTIFUL (420 S. 500 W)
#304, WEST VALLEY CITY (3491 W. 3500 S)
#321, AMERICAN FORK (675 S. 500 E)

OREGON (6)
#286, BEND, (2600 NE HIGHWAY 20)
#293, MILWAUKIE (15550 SE MCLOUGHLIN BLVD)
#295, TIGARD (16200 SW PACIFIC HYW, SUITE X)
#312, MCMINNVILLE (2490 N. HIGHWAY 99 W)
#322, ALBANY, (1990 14TH AVENUE SE)
#325, THE DALLES (460 MT. HOOD ST)